Exhibit 99.1

Elon Musk to Acquire Twitter

SAN FRANCISCO, April 25, 2022 /PRNewswire/ — Twitter, Inc. (NYSE: TWTR) today announced that it has entered into a definitive agreement to be acquired by an entity wholly owned by Elon Musk, for $54.20 per share in cash in a transaction valued at approximately $44 billion. Upon completion of the transaction, Twitter will become a privately held company.

Under the terms of the agreement, Twitter stockholders will receive $54.20 in cash for each share of Twitter common stock that they own upon closing of the proposed transaction. The purchase price represents a 38% premium to Twitter’s closing stock price on April 1, 2022, which was the last trading day before Mr. Musk disclosed his approximately 9% stake in Twitter.

Bret Taylor, Twitter’s Independent Board Chair, said, “The Twitter Board conducted a thoughtful and comprehensive process to assess Elon’s proposal with a deliberate focus on value, certainty, and financing. The proposed transaction will deliver a substantial cash premium, and we believe it is the best path forward for Twitter’s stockholders.”

Parag Agrawal, Twitter’s CEO, said, “Twitter has a purpose and relevance that impacts the entire world. Deeply proud of our teams and inspired by the work that has never been more important.”

“Free speech is the bedrock of a functioning democracy, and Twitter is the digital town square where matters vital to the future of humanity are debated,” said Mr. Musk. “I also want to make Twitter better than ever by enhancing the product with new features, making the algorithms open source to increase trust, defeating the spam bots, and authenticating all humans. Twitter has tremendous potential – I look forward to working with the company and the community of users to unlock it.”

Transaction Terms and Financing

The transaction, which has been unanimously approved by the Twitter Board of Directors, is expected to close in 2022, subject to the approval of Twitter stockholders, the receipt of applicable regulatory approvals and the satisfaction of other customary closing conditions.

Mr. Musk has secured $25.5 billion of fully committed debt and margin loan financing and is providing an approximately $21.0 billion equity commitment. There are no financing conditions to the closing of the transaction.

For further information regarding all terms and conditions contained in the definitive transaction agreement, please see Twitter’s Current Report on Form 8-K, which will be filed in connection with the transaction.

First Quarter 2022 Earnings Results

Twitter plans to release its first quarter fiscal year 2022 results before market open on April 28, 2022. In light of the pending transaction announced today, Twitter will not hold a corresponding conference call.

Advisors

Goldman Sachs & Co. LLC, J.P. Morgan, and Allen & Co. are serving as financial advisors to Twitter, and Wilson Sonsini Goodrich & Rosati, Professional Corporation and Simpson Thacher & Bartlett LLP are serving as legal counsel. Morgan Stanley is acting as lead financial advisor to Mr. Musk. BofA Securities and Barclays are also acting as financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

Additional Information and Where to Find It

Twitter, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Twitter (the “Transaction”). Twitter plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Twitter’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 12, 2022. To the extent that holdings of Twitter’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Promptly after filing the definitive Transaction Proxy Statement with the SEC, Twitter will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TWITTER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Twitter with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Twitter’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Twitter with the SEC in connection with the Transaction will also be available, free of charge, at Twitter’s investor relations website (https://investor.twitterinc.com) or by writing to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Twitter’s Board of Directors in approving the Transaction; and expectations for Twitter following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Twitter’s assumptions prove incorrect, Twitter’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Twitter’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Twitter’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Twitter files with the SEC, including Twitter’s Annual Report on Form 10-K filed with the SEC on February 16, 2022, which may be obtained on the investor relations section of Twitter’s website (https://investor.twitterinc.com). All forward-looking statements in this communication are based on information available to Twitter as of the date of this communication, and Twitter does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Investors:

ir@twitter.com

Press:

press@twitter.com

SOURCE Twitter, Inc.